Filed pursuant to Rule 433

Registration Statement Nos. 333-179186

333-183038

333-185462

January 7, 2013

United Mexican States

Final Terms and Conditions

4.750% Global Notes due 2044

Issuer:	United Mexican States

Transaction:	Re-opening of 4.750% Global Notes due 2044 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S. $1,500,000,000 (brings total size to U.S. $4,463,324,000)

Ratings:	Baa1 (stable) / BBB (stable) / BBB (stable) (Moody’s / Standard & Poor’s / Fitch)*

Maturity Date:	March 8, 2044

Pricing Date:	January 7, 2013

Settlement Date:	January 10, 2013 (T+3)

Coupon:	4.750%

Re-offer price:	109.615%, plus accrued interest from September 8, 2012

Yield:	4.194%

Interest Payment Dates:	March 8 and September 8 of each year

Fungibility:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,963,324,000 4.750% Global Notes due 2044 (CUSIP 91086QBB3 / ISIN US91086QBB32)

Optional Redemption:	Make-Whole Call at Treasuries +25 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriter Discount:	0.20%

Listing:	Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QBB3 / US91086QBB32

Joint Bookrunners /Allocation:	Barclays Capital Inc. (50%) J.P. Morgan Securities LLC (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512510641/d452184d424b2.htm. A pricing supplement, dated March 5, 2012, containing a description of the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512101458/d312363d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2011 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436dex99d.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436dex99e.htm.

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2011, including each of Mexico’s recent developments sections, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512510630/d457274d18ka.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312512510630/d457274dex1.htm; for Amendment No. 1 filed with the Commission on December 20, 2012; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513004529/d463112d18ka.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312513004529/d463112dex1.htm; for Amendment No. 2 filed with the Commission on January 7, 2013.

Supplemental Risk Factor Disclosure

The following risk factor supplements the information contained under “Risk Factors”, in the prospectus supplement, dated December 20, 2012, relating to the Notes.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their debt

In ongoing litigation in federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of the bonds unless it makes pro rata payments on defaulted debt that ranks pari passu with the performing bonds. The judgment has been appealed.

We cannot predict when or in what form a final appellate decision will be granted. Depending on the scope of the final decision, a final decision that requires ratable payments could potentially hinder or impede future sovereign debt restructurings and distressed debt management unless sovereign issuers obtain the requisite bondholder consents pursuant to a collective action clause, if applicable, in their debt, such as the collective action clause contained in the Notes. See “Description of the Securities—Meetings, Amendments and Waivers” in the prospectus, dated December 20, 2012, relating to the Notes. Mexico cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or J.P. Morgan Securities LLC at 1-866-846-2874 or 1-212-834-5402 from outside the U.S.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.